Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2014, except insofar as it relates to the revision to previously issued financial statements described in Note 2, as to which the date is September 16, 2016, with respect to the 2013 consolidated financial statements and schedule of Global Net Lease, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

November 10, 2016